Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

December 18, 2023

Surgery Partners, Inc.

340 Seven Springs Way, Suite 600

Brentwood, Tennessee 37027

Re:      Registration Statement on Form S-3ASR (File No.333-252399)

Ladies and Gentlemen:

We have acted as counsel to Surgery Partners, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to 8,000,000 shares of the common stock, $0.01 par value (the “Shares”), of the Company by certain stockholders of the Company (the “Selling Stockholders”) pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold pursuant to an underwriting agreement, dated December 14, 2023 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders and Jefferies LLC.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP